EXHIBIT 99.1

CONTACT:	-OR-	INVESTOR RELATIONS COUNSEL:
Medis Technologies Ltd.		The Equity Group Inc.
Robert K. Lifton		Adam Prior (212) 836-9606
Chairman & CEO		Devin Sullivan (212) 836-9608
(212) 935-8484

MEDIS TECHNOLOGIES LAUNCHES PROGRAM TO DELIVER
POWER PACKS TO POTENTIAL CUSTOMERS AND OTHER INFLUENTIALS

New York, NY - June 29, 2006 - Medis Technologies Ltd. (NASDAQ:MDTL) today announced that it has launched its planned program to deliver Power Packs to representatives of its potential customers and other people capable of influencing the markets for its Power Pack products. This list includes its distributors, mobile operators in the United States and other parts of the world, Original Equipment Manufacturers (“OEMs”), Enterprise Market companies, content and advertising providers, members of the military, the media, the investment community and political figures. In the case of individual users, the program calls for Power Packs to be mailed from Medis’ facilities in Israel along with the connector to operate the particular portable device specified by the recipient. The devices designated by recipients, which the Power Pack will charge, include cell phones, MP3s like iPods, Blackberrys, Treos, iMates and other pocket PCs running Microsoft Mobile 5.0 and Symbian operating systems as well as other devices.

“This is an exciting time in our Company’s history and indeed, in the story of power for portable devices,” said Robert K. Lifton, Chairman and CEO of Medis Technologies. “In the coming weeks we plan to provide well placed individuals throughout the world with the opportunity to enjoy the unique experience of being able to power their devices with a Medis Power Pack - for the first time to be truly mobile in a mobile world. This is a major step in our program of introducing our Power Pack to potential customers and those who can influence customer response. As previously reported, in September - October we plan to complete Underwriter Laboratory testing and in parallel to undergo testing of our Power Pack by the laboratories of mobile operators and OEMs. Our expectation from all these activities is that we will receive valuable market feedbacks such as preferred colors as well as significant orders from customers. Based on our conversations with potential customers we decided to begin the process of developing two more fully automated lines which we plan to place in Ireland and to be managed by Celestica. This decision was buttressed by the responses our team received on its recent visits to Taiwan, China and Japan.

To all of the recipients of our Power Packs let me say that we look forward to their enjoyment of the experience.”

Medis Technologies’ primary focus is on direct liquid fuel cell technology. Its business strategy is to sell its products to end users through retail outlets, service providers and to the military and other markets. Medis has also developed the CellScan with many potential applications relating to disease diagnostics and chemo sensitivity. Additionally, Medis’ product pipeline includes other technologies, in varying stages of development.

This press release may contain forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In some cases you can identify those so-called “forward looking statements” by words such as “may,” “will,” “should,” “expects,” plans,” “targets,” “believes,” “anticipates,” “estimates,” “predicts,” “potential,” or “continue” or the negative of those words and other comparable words. These forward looking statements are subject to risks and uncertainties, product tests, commercialization risks, availability of financing and results of financing efforts that could cause actual results to differ materially from historical results or those anticipated. Further information regarding these and other risks is described from time to time in the Company's filings with the SEC. We assume no obligation to update or alter our forward-looking statements made in this release or in any periodic report filed by us under the Securities Exchange Act of 1934 or any other document, whether as a result of new information, future events or otherwise, except as otherwise required by applicable federal securities laws.

This press release is available on Medis' web site at www.medistechnologies.com.

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